Exhibit 4.63

Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement

This Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement (this “Agreement”) is entered into by and among the following parties in Beijing, PRC on May 7, 2018:

Party A:	Baidu, Inc.
Address:	M&C Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Party B:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party C:	Yanhong Li
ID No.:

Party D:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

In this Agreement, Party A, Party B, Party C and Party D are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS:

1. Party A is a Cayman Islands company incorporated under the laws of Cayman Islands and an affiliate of Party B;

2. Party B is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”);

3. Party D is a liability limited company incorporated in Beijing, the PRC;

4. Party C is a shareholder of Party D, owning 99.5% equity interests in Party D (the “Equity Interest”);

5. Party B and Party C entered into an Amended and Restated Loan Agreement dated May 7, 2018 (the “Loan Agreement”), whereby Party C obtains a loan up to RMB6,389,173,600 from Party B;

6. Party B and Party D entered into a series of agreement dated March 22, 2005, including the Exclusive Technology Consulting and Services Agreement (the “Services Agreements”), whereby Party B provides exclusive technology consulting and services to Party D; and

7. Party B and Party C entered into an Amended and Restated Equity Pledge Agreement dated May 7, 2018 (the “Equity Pledge Agreement”) , whereby Party C transfers all of the Equity Interest to Party B;

8. Party A and Party C entered into a Proxy Agreement dated March 31, 2018 (the “Proxy Agreement”), whereby Party C authorizes the entity or individual designated by Party A to exercise all voting and other rights of Party C as a shareholder at the shareholders meeting of Party D; and

9. The Parties have entered into an Exclusive Equity Purchase and Transfer Option Agreement dated March 31, 2018 (the “Original Exclusive Equity Purchase and Transfer Option Agreement”). The Parties desire to enter into this Agreement to restate and amend the Original Exclusive Equity Purchase and Transfer Option Agreement, and this Agreement shall replace and supersede the Original Exclusive Equity Purchase and Transfer Option Agreement once this Agreement becomes effective.

NOW, THEREFORE, the Parties agree as follows through negotiations and to be bound hereby:

1. Purchase and Sale of Equity Interest

1.1 Granting of Rights

Party C hereby irrevocably grants to Party A an option to purchase or cause any one or more designated persons (“Designated Persons”) to purchase, to the extent permitted under PRC law, according to the steps determined by Party A, at the price specified in Section 1.3 of this Agreement, and at any time from Party C (the “Transferor”), a portion or all of the equity interests held by Party C in Party D (the “Option”). No Option shall be granted to any third party other than Party A and/or the Designated Persons. Party D hereby agrees to granting of the Option by Party C to Party A and/or the Designated Persons. For purpose of this Section 1.1 and this Agreement, “person” means any individual, corporation, joint venture, partnership, enterprise, trust or unincorporated organization.

1.2 Exercise Steps

Subject to PRC law and regulations, Party A and/or the Designated Persons may exercise the Option by issuing a written notice (the “Option Notice”) to the Transferor, specifying the equity interest to be purchased from the Transferor (the “Purchased Equity Interest”) and the manner of such purchase.

1.3 Purchase Price

1.3.1 If Party A exercises the Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the actual paid-in capital paid by the Transferor for the Purchased Equity Interest, unless then applicable PRC laws and regulations require appraisal of the Purchased Equity Interest or other restrictions on the Purchase price.

1.3.2 If the applicable PRC laws require appraisal of the Purchased Equity Interest or other restrictions on the Purchase Price at the time that Party A exercises the Option, the Parties agree that the Purchase Price shall be set at the lowest price permissible under applicable law.

1.4 Transfer of the Purchased Equity Interest

At each exercise of the Option:

1.4.1 The Transferor shall, in accordance the terms and conditions of this Agreement and the Option Notice in connection with the Purchased Equity Interest, enter into an equity transfer agreement with Party A and/or the Designated Persons (as applicable) for each transfer in the substance and form satisfactory to Party A;

1.4.2 The Transferor shall execute all other requisite contracts, agreements or documents, obtain all requisite government approvals and consents, and take all necessary actions to unconditionally transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Persons free of any security interest, and cause Party A and/or the Designated Persons to be the registered owner(s) of the Purchased Equity Interest. For purpose of this Section 1.4.2 and this Agreement, “Security Interest” includes without limitation guaranty, mortgage, pledge, third-party right or interest, any share option, right of acquisition, right of first refusal, right of set-off, ownership retention or other security arrangements; provided, however, that it does not include any security interest arising under the Equity Pledge Agreement.

1.5 Payment

Payment of the Purchase Price shall be made in the manner determined through negotiations between Party A and/or the Designated Persons and the Transferor in accordance with then applicable laws at the exercise of the Option. The Parties hereby agree that, subject to applicable laws, Transferor shall repay to Party B any amount that is paid by Party A and/or the Designated Persons to the Transferor in connection with the Purchased Equity Interest (which amount may be net of any tax and other fees paid by the Transferor in connection with the proposed transaction contemplated under the transfer agreement).

2. Covenants Relating to the Equity Interest

2.1 Covenants Relating to Party D

Party C and Party D hereby covenant, in relation to Party D:

2.1.1 Not to supplement, amend or modify Party D’s articles of association in any way, or to increase or decrease its registered capital, or to change its registered capital structure in any way without Party A’s prior written consent;

2.1.2 To maintain the corporate existence of Party D and operate its business and deal with matters prudently and effectively according to good financial and business rules and practices;

2.1.3 Not to sell, transfer, mortgage or otherwise dispose of, or permit any other security interest to be created on, any of Party D’s assets, business or legal or beneficial interests in its revenue at any time after the signing of this Agreement without Party A’s prior written consent;

2.1.4 Not to incur, succeed to, guarantee or permit the existence of any liability, without Party A’s prior written consent, except (i) liabilities arising from the normal course of business, but not arising from loans; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

2.1.5 To operate persistently all the business in the normal course of business to maintain the value of Party D’s assets, and not to commit any act or omission that would affect its operations and asset value;

2.1.6 Without prior written consent by Party A, not to enter into any material agreement, other than agreements entered into in Party D’s normal course of business (for purpose of this paragraph, an agreement will be deemed material if its value exceeds RMB500,000);

2.1.7 Not to provide loans or credit to any person without Party A’s prior written consent;

2.1.8 To provide all information relating to Party D’s operations and financial conditions upon the request of Party A;

2.1.9 To purchase and maintain insurance from insurance companies accepted by Party A. The amount and category of the insurance shall be the same as those of the insurance normally procured by companies engaged in similar businesses and possessing similar properties or assets in the area where Party D is located;

2.1.10 Not to merge or consolidate with, or acquire or invest in, any person without Party A’s prior written consent;

2.1.11 To promptly notify Party A of any pending or threatened suit, arbitration or administrative proceedings concerning Party D’s assets, business or revenue;

2.1.12 To execute all necessary or appropriate documents, take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for Party D to maintain the ownership over all its assets;

2.1.13 Not to distribute dividends to Party D’s shareholders in any way without Party A’s prior written consent; provided, however, that Party D shall promptly distribute all or part of its distributable profits to its shareholders upon Party A’s request; and

2.1.14 At the request of Party A, to appoint persons nominated by Party A to be executive directors of Party D.

2.2 Covenants Relating to the Transferor

Party C hereby covenants:

2.2.1 Not to sell, transfer, mortgage or otherwise dispose of, or allow any other security interest to be created on, the legal or beneficial interest in the Equity Interest at any time after the signing of this Agreement without Party A’s prior written consent, other than the pledge created on the Transferor’s Equity Interest in accordance with the Equity Pledge Agreement;

2.2.2 Without Party A’s prior written consent, not to vote for or sign any shareholders’ resolution at Party D’s shareholders’ meetings to approve the sale, transfer, mortgage or disposition in any other manner of, or the creation of any other security interest on, any legal or beneficial interest in the Equity Interest, except to or for the benefit of Party A or its designated persons;

2.2.3 Without Party A’s prior written consent, not to vote for or sign any shareholders’ resolution at Party D’s shareholders’ meetings to approve Party D’s merger or consolidation with, acquisition of or investment in, any person;

2.2.4 To promptly notify Party A of any pending or threatened suit, arbitration or administrative proceedings concerning the Equity Interest owned by it;

2.2.5 To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order to maintain his ownership over the Equity Interest;

2.2.6 At the request of Party A, to appoint persons nominated by Party A to be executive directors of Party D;

2.2.7 At any time upon the request of Party A, to transfer its Equity Interest immediately and unconditionally to the representative designated by Party A, and waive its preemptive right with respect to the transfer of equity interest by the other shareholder of Party D;

2.2.8 To fully comply with the provisions of this Agreement and the other agreements entered into jointly or respectively by and among the Transferor, Party D and Party A, perform all obligations under these agreements and not commit any act or omission that would affect the validity and enforceability of these agreements; and

2.2.9 To transfer to Party A all dividends and any other form of profit distributed to it by Party D.

2.3 Covenants Relating to Party A

Party A hereby covenants:

2.3.1 If Party D needs any loan or other capital support in its business, under acceptable and reasonable scope, Party A shall provide such capital support without imposing any condition or restriction; and

2.3.2 If Party D cannot repay the loan from Party A as loss incurred and has sufficient evidence to prove, Party A agrees that it will unconditionally give up its right to require Party D to repay the loan.

3. Representations and Warranties

As of the date of this Agreement and each transfer date, each of the Transferor and Party D hereby represents and warrants to Party A as follows:

3.1 It has the power and authority to execute and deliver this Agreement, and any equity transfer agreement (the “Transfer Agreement”) to which it is a party for each transfer of the Purchased Equity under this Agreement and to perform its obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and any Transfer Agreement to which it is party will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

3.2 The execution, delivery and performance of this Agreement or any Transfer Agreement by it will not: (i) violate any relevant PRC laws and regulations; (ii) conflict with its articles of association or other organizational documents; (iii) violate or constitute a default under any contract or instrument to which it is party or that binds upon it; (iv) violate any condition for the grant and/or continued effectiveness of any permit or approval granted to it; or (v) cause any permit or approval granted to it to be suspended, cancelled or attached with additional conditions;

3.3 Party D has good and marketable ownership of all of its assets and has not created any security interest on the said assets;

3.4 Party D has no outstanding liabilities, except (i) liabilities arising in its normal course of business; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

3.5 There are currently no existing, pending or threatened litigations, arbitrations or administrative proceedings related to the Equity Interest, Party D’s assets or Party D; and

3.6 The Transferor has good and marketable ownership interest in the Equity Interest and has not created any security interest on such Equity Interest, other than the security interest pursuant to the Equity Pledge Agreement and the restrictions provided under the Proxy Agreement and hereunder.

4. Assignment of Agreement

4.1 Neither Party C or Party D may assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.

4.2 Party C and Party D hereby agree that Party A may assign all its rights and obligation under this Agreement to a third party as Party A sees fit, in which case Party A only needs to give a written notice to Party C and Party D and no further consent of Party C or Party D is required.

5. Effectiveness and Term

5.1 This Agreement shall be effective as of the date first set forth above and expire when all Equity Interest held by Party B is transferred to Party A and/or Designated Persons in accordance with this Agreement.

5.2 If the duration of operation (including any extension thereof) of Party A or Party D is expired or terminated for other reasons within the term set forth in Section 5.1, this Agreement shall be terminated simultaneously, except in the situation where Party A has assigned its rights and obligations in accordance with Section 4.2 hereof.

6. Applicable Law and Dispute Resolution

6.1 Applicable Law

The formation, validity, interpretation and performance of and resolution of any dispute arising from this Agreement shall be protected and governed by the laws of the PRC.

6.2 Dispute Resolution

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after either party makes a request for dispute resolution through negotiations, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

7. Taxes and Expenses

Every Party shall, in accordance with PRC laws, bear any and all transfer and registration taxes, expenses and charges incurred by or levied on it with respect to the preparation and execution of this Agreement and each Transfer Agreement and the consummation of the transactions contemplated under this Agreement and each Transfer Agreement.

8. Notices

Any notice or other communication forms which is given by the parties hereto shall be in Chinese and delivered personally to the addresses listed as below or the addresses designated by the Parties. The notice time which is deemed as the time when the notice actually reaches the addressee follows: (a) the notice time of the notice delivered personally shall be the day when the person conducts the delivery; (b) the notice time of the notice delivered as mail shall be the tenth (10th) day following the mailing date of the registered mail by air (marked by seal) or shall be the fourth (4th) day following the day handing to internally recognized delivery services organizations; (c) the notice time of the notice delivered by facsimile shall be the acceptance time on the delivery confirmation; and (d) on the day of successful delivery if it is delivered by electronic mail evidenced by the confirmation generated from the mail delivery system or without receipt of delivery failure or return message from the mail delivery system within 24 hours.

Party A:	Baidu, Inc.
Address:	M&C Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Attention:	Yanhong Li
Facsimile:
Telephone:

Party B:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Facsimile:
Telephone:

Party C:	Yanhong Li
Address:
Facsimile:
Telephone:

Party C:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Facsimile:
Telephone:

9. Confidentiality

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

a.	Materials that are or will become known by the public (through no fault of the receiving party);

b.	Materials required to be disclosed by the applicable laws or rules of the stock exchange; and

c.

Materials disclosed by each Party to its legal or financial advisors relating the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions similar to this article.

The disclosure of information by the staff or consultants of any party shall be deemed as disclosure by the party itself. This Article 9 shall survive any invalidity, termination, expiration or unenforceability of this Agreement.

10. Further Assurances

The Parties agree to promptly execute documents and take further actions that are reasonably required for, or beneficial to, the purpose of performing the provisions and carrying out the intent of this Agreement.

11. Breach Liabilities

11.1 Party A shall have the right to terminate this Agreement and/or hold Party C or Party D liable for any damages if Party C or Party D is in material breach of any provision under this Agreement. This Section 11.1 shall not be prejudicial to any other right of Party A under this Agreement.

11.2 Unless otherwise legally required, neither Party C or Party D may terminate or otherwise end this Agreement under any circumstance.

12. Miscellaneous

12.1 Amendment, Modification or Supplement

Any amendment or supplement to this Agreement shall be made by the Parties in writing. The amendments or supplements duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

12.2 Entire Agreement

Notwithstanding Article 5 of this Agreement, the Parties acknowledge that once this Agreement becomes effective, it shall constitute the entire agreements of the Parties with respect to the subject matters hereof and shall supersede all prior oral and/or written agreements and understandings by the Parties with respect to the subject matters hereof.

12.3 Severability

If any provision of this Agreement is judged to be invalid, illegal or unenforceable in any respect according to any applicable law or regulation, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through good-faith negotiations, replace those invalid, illegal or unenforceable provisions with valid provisions that may bring about economic effects as similar as possible to those from such invalid, illegal or unenforceable provisions.

12.4 Headings

The headings contained in this Agreement are for the convenience of reference only and shall not be used for the interpretation or explanation or otherwise affect the meaning of the provisions of this Agreement.

12.5 Language and counterparts

This Agreement is executed in Chinese in four originals; each Party holds one original and each original has the same legal effect.

12.6 Successor

This Agreement shall bind upon and inure to the benefit of the successors and permitted assigns of each Party.

12.7 Survival

Any obligation arising from or becoming due under this Agreement before its expiration or premature termination shall survive such expiration or early termination. Articles 6, 8 and 9 and this Section 12.7 shall survive the termination of this Agreement.

12.8 Waiver

Any Party may waive the terms and conditions of this Agreement by a written instrument signed by the Parties. Any waiver by a Party to a breach by the other Parties in a specific situation shall not be construed as a waiver to any similar breach by the other Parties in other situations.

(No text below)

(Signature page)

IN WITNESS WHEREOF, each Party has executed or caused this Agreement to be executed by its legal or authorized representative on its behalf as of the date first written above.

Party A:

Baidu, Inc.

Signature:	/s/ Yanhong Li
Title:	Director

Party B:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Hailong Xiang
Title:	Legal Representative

Party C:

Yanhong Li

Signature:	/s/ Yanhong Li

Party D:

Beijing Baidu Netcom Science Technology Co., Ltd. (seal)

Signature:	/s/ Zhixiang Liang
Title:	Legal Representative